Exhibit 99.1

NEWS RELEASE

LINN ENERGY ANNOUNCES PAYMENT OF INTEREST DUE UNDER CERTAIN SENIOR NOTES;

PROVIDES UPDATE ON STRATEGIC ALTERNATIVES PROCESS;

ENTERS INTO AMENDMENTS TO CREDIT FACILITIES

HOUSTON, April 15, 2016 – LINN Energy, LLC (“LINN” or “Company”) (NASDAQ:LINE) and LinnCo, LLC (NASDAQ:LNCO) announced that LINN and Berry Petroleum Company, LLC (“Berry”) made interest payments on April 14, 2016 of approximately $30 million on LINN’s 7.75% senior notes due February 2021, $12 million on LINN’s 6.50% senior notes due September 2021 and approximately $18 million on Berry’s senior notes due September 2022 within the applicable 30-day period provided in the indentures governing the notes, for which payment had been previously deferred from the original due date of March 15, 2016.

Strategic Alternatives Related to the Company’s Capital Structure

As previously announced, the Company is currently in the process of exploring strategic alternatives to strengthen its balance sheet and maximize the value of the Company and has engaged its financial and legal advisors along with its lenders in discussions on how to best reduce the Company’s debt and ensure its long-term liquidity needs are met, including the possibility of restructuring under a chapter 11 plan of reorganization.

As part of this process, LINN and Berry intend to elect to exercise the 30-day grace period with respect to an interest payment due April 15, 2016 of approximately $31 million on LINN’s 8.625% senior notes due April 2020 and interest payments due May 1, 2016 of approximately $18.2 million on LINN’s 6.25% senior notes due May 2019 and approximately $8.8 million on Berry’s 6.75% senior notes due November 2020. If LINN fails to make the interest payments within the applicable 30-day grace period and is otherwise unable to obtain a waiver or other suitable relief from the holders under the indentures governing the senior notes prior to the expiration of the 30-day grace period, the resulting default under the applicable indenture will mature into an event of default, allowing the noteholders to elect to accelerate the outstanding indebtedness under the senior notes.

Amendments to Credit Facilities

On April 12, 2016, LINN entered into the Eighth Amendment to its Sixth Amended and Restated Credit Agreement among LINN, Wells Fargo Bank, NA, as administrative agent (the “Agent”), and the lenders party thereto. The Eighth Amendment provides:

•	An agreement that certain specified events will not become defaults or events of default until May 11, 2016;

•	The borrowing base will remain constant until May 11, 2016, subject to reductions based on sales of assets or termination of hedge agreements; and

•	LINN, the Agent and the lenders will negotiate in good faith an agreement in furtherance of a restructuring of the capital structure of LINN.

In addition, on April 12, 2016 Berry entered into the Twelfth Amendment to its Second Amended and Restated Credit Agreement among Berry, Wells Fargo Bank, NA, as administrative agent (the “Berry Agent”), and the lenders party thereto. The Twelfth Amendment provides:

•	An agreement that certain specified events will not become defaults or events of default until May 11, 2016;

•	The borrowing base will remain constant until May 11, 2016, subject to reductions based on sales of assets or termination of hedge agreements; and

•	Berry will have access to $45 million in cash that is currently restricted in order to fund ordinary course operations; and

•	Berry, the Berry Agent and the lenders will negotiate in good faith an agreement in furtherance of a restructuring of the capital structure of Berry.

For more information, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2016.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about balance sheet management, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s production and capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, the significant amount of indebtedness under our credit facilities and senior notes, access to capital markets, availability of sufficient cash flow to execute our business plan, implementation of our expense reduction strategy, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, the ability to replace reserves and efficiently develop current reserves, the regulatory environment, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Investors & Media:

Clay Jeansonne—Vice President—Investor Relations
281-840-4193

Sarah Nordin—Public Relations & Media
713-904-6605